Exhibit 99.1

For information contact Mary Beth Higgins Herbst Gaming (702) 740-4576

HERBST GAMING REPORTS SECOND QUARTER EARNINGS

(LAS VEGAS) August 13, 2007 – Herbst Gaming, Inc. and Subsidiaries (“HGI” or “Company”) today announced the results of their operations for the second quarter and six-month period ended June 30, 2007.

The Company reported net revenues of $364.6 million for the six months ended June 30, 2007, an increase of 29%, or $80.9 million, compared with $283.7 million in the prior year’s first six months.  The Company recorded a net loss of $5.2 million for the six months ended June 30, 2007, compared with net income of $28.5 million in the prior year’s first six months.  The decline was primarily a result of the impact of the December 2006 legislation in Nevada banning smoking in bars, taverns, grocery and convenience stores and restaurants, as well as other public places, on our route operations in Nevada during the quarter. The Company’s Consolidated EBITDA (as defined below) was $51.1 million for the six months ended June 30, 2007, a decrease of 21%, or $13.7 million, compared with Consolidated EBITDA of $64.8 million for the same period in 2006.

The first six months ended June 30, 2007 numbers included almost a full quarter of the operations of the three casinos located in Primm, Nevada we acquired on April 10, 2007 from a subsidiary of MGM Mirage. The six month results also include  the operations of the casinos located in northern Nevada we acquired as a result of our purchase of the stock of The Sands Regent on January 3, 2007.

See footnote 7 to “Selected Financial Information” below for a detailed definition of Consolidated EBITDA and a discussion of the reasons the Company uses Consolidated EBITDA as a performance measure.  Included in the Selected Financial Information is a reconciliation of Consolidated EBITDA, a non-GAAP measure, to net income.

Conference Call Information

The Company will host a conference call to discuss its second quarter 2007 financial results on Tuesday, August 14, 2007 beginning at 12 p.m. EST/ 9 a.m. PST.  Interested participants may access the call by dialing into our conference operator at (866) 277-1184, PIN No. 41982864.  International participants dial (617) 597-5360.

A replay of the call will be available beginning one hour after the completion of the call and until Wednesday, August 21, 2007 at
8 p.m. Eastern/5 p.m. Pacific Time.  To access the replay, call (888) 286-8010, PIN No. 85178652. International participants dial
(617) 801-6888.   A copy of the second quarter earnings call will be available on the Company’s web site, www.herbstgaming.com, in the “Investors Relations” section, which will be accessible on the Company’s web site for a period of at least 12 months.

HERBST GAMING
SELECTED FINANCIAL INFORMATION

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2007	2006	2007
	(dollars in thousands)
Income Statement Data
Revenues
Route operations	$87,022	$71,720	$177,894	$146,469
Casino operations
Nevada	23,364	95,287	47,909	139,220
Other states	34,331	35,991	69,682	71,597
Other	2,286	28,615	4,200	36,001
Total revenues	147,003	231,613	299,685	393,287
Promotional allowances — route	(23)	(11)	(37)	(36)
Promotional allowances — casino
Nevada	(3,365)	(12,254)	(6,565)	(18,373)
Other states	(4,819)	(5,135)	(9,379)	(10,276)
	(8,207)	(17,400)	(15,981)	(28,685)
Net revenues	138,796	214,213	283,704	364,602
Cost of revenues
Route operations	67,434	64,217	136,380	129,089
Casino operations
Nevada	15,799	67,859	31,567	98,058
Other states	21,655	22,402	43,369	44,710
Other operations	1,385	24,162	2,156	29,803
Depreciation and amortization	8,929	16,668	17,489	29,000
General and administrative (3)	2,939	8,303	5,845	12,487
Total costs and expenses	118,141	203,611	236,806	343,147
Income from operations	20,655	10,602	46,898	21,455
Interest income	188	388	396	678
Interest expense	(9,557)	(20,418)	(18,786)	(34,092)
Increase in value of derivative instruments	—	8,074	—	6,741

Net income (loss)	$11,286	$(1,354)	$28,508	$(5,218)

	December 31,	June 30,
	2006	2007
	(dollars in thousands)
Balance Sheet Data
Cash and cash equivalents	$65,640	$92,100
Total assets	$568,450	$1,166,491
Total debt (1)	$522,618	$1,104,690
Stockholders’ equity	$18,771	$3,253

	Six-months ended June 30,
	2006	2007
Other data:
Ratio of earnings to fixed charges (2)	2.5x	0.8x
Net cash provided by operating activities	$43,241	$21,773
Net cash used in investing activities	$(36,126)	$(557,376)
Net cash provided by (used in) financing activities	$(11,753)	$562,063
Capital expenditures	$35,510	$16,195

	Three-months ended June 30,		Six-months ended June 30,
	2006	2007	2006	2007
Route EBITDA (4)	$19,565	$7,492	$41,477	$17,344
Casino EBITDA (5)
Nevada (5)	4,200	15,174	9,777	22,789
Other states (5)	7,857	8,454	16,934	16,611
	31,622	31,120	68,188	56,744
Other and Corporate Adjusted (6)	(1,850)	(3,462)	(3,405)	(5,611)
Consolidated EBITDA (7)	$29,772	$27,658	$64,783	$51,133

(1)          Total debt consists of the current and long-term portions of long-term debt for all periods presented.

(2)          For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before fixed charges.  Fixed charges consist of interest expensed and capitalized.

(3)          Effective January 1, 2007, we have changed the classification of certain costs from general and administrative to route and casino operations.  The 2006 amounts have been reclassified to be consistent with the current classification and have no impact on net income.

	Three-months ended June 30,		Six-months ended June 30,
	revised	Previously reported	revised	Previously reported
	2006	2006	2006	2006
Costs and expenses:
Route operations	$67,434	$67,130	$136,380	$135,767
Casino operations	37,454	36,601	74,936	73,130
General and administrative	$2,939	$4,096	$5,845	$8,264

(4)          Route EBITDA consists of net income plus depreciation and amortization and interest expense, net of capitalized interest, and is calculated before allocation of overhead.

(5)          Casino EBITDA consists of net income plus depreciation and amortization, interest expense, net of capitalized interest and costs associated with the retirement of assets.  Casino EBITDA for casinos in Nevada and other states are calculated before allocation of overhead.

(6)          Other and Corporate Adjusted consists of other non-gaming revenues, general and administrative expenses and interest income.

(7)          Consolidated EBITDA consists of the Company’s consolidated net income plus depreciation and amortization  and interest expense, net of capitalized interest.  EBITDA is presented because it is used as a performance measure to analyze the performance of our business segments and because it is frequently used by securities analysts, investors and others in the evaluation of companies in our industry.  However, other companies in our industry may calculate EBITDA differently.  EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity, as an alternative to net income or as an indicator of operating performance or any other measure of performance derived in accordance with generally accepted accounting principles.

The following table is a reconciliation of net income to EBITDA.

	Three-months ended June 30,		Six-months ended June 30,
	2006	2007	2006	2007
	(dollars in thousands)		(dollars in thousands)
Net Income (loss)	$11,286	$(1,354)	$28,508	$(5,218)
Interest expense	9,557	20,418	18,786	34,092
Depreciation and amortization	8,929	16,668	17,489	29,000
Increase in value of derivative instruments	—	8,074	—	6,741
Consolidated EBITDA	$29,772	$27,658	$64,783	$51,133